                                                                   EXHIBIT 10.3

NOTE: THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY "***". SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

AMENDED AND RESTATED SPECTRAMAX NATIONAL AGREEMENT

THIS AMENDED AND RESTATED NATIONAL AGREEMENT (hereinafter I referred to as "National Agreement") made this 31st day of August, 1993, but effective as of July 1, 1993, by and between Hyatt Corporation, a Delaware corporation, on its own behalf and on behalf of its subsidiaries and affiliates (hereinafter called "Hyatt") and Spectradyne, Inc., a Texas corporation (hereinafter called "Spectradyne").

WITNESSETH:

WHEREAS, Hyatt, located at 200 W. Madison Street, Chicago, Illinois 60606, operates the Hyatt hotels set forth on Exhibit A attached hereto and made a part hereof;

WHEREAS, Spectradyne, located at 1501 N. Plano Road, P. 0. Box 830775, Richardson, Texas 75083-0075, provides its Spectramax service, as hereinafter described, to certain of Hyatt hotels pursuant to that certain Spectramax National Agreement dated July 26, 1989, but effective as of July 1, 1989 (the "Original National Agreement") and under separate Hyatt Spectramax agreements (the "Original Individual Agreements") made pursuant thereto (all such hotels and all other Hyatt hotels who utilize Spectradyne in the future are hereinafter individually called a "Hotel" and collectively called the "Hotels"); and

WHEREAS, the parties wish to amend and restate all of their rights and obligations under the Original National Agreement pursuant to this National Agreement;

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby accepted and acknowledged, the parties hereto hereby agree as follows:

1.  National Agreement.

It is understood and agreed between the parties that the provisions of this National Agreement shall be included in and considered a part of the Individual Hyatt Spectramax Agreements (as further defined in Section 4(a) of this National Agreement) as if the provisions of this National Agreement were incorporated therein. In the event any of the provisions of this National Agreement are inconsistent with any of the provisions of any Individual Hyatt Spectramax Agreements, the provisions of this

National Agreement shall prevail.

2.  Term.

(a) This National Agreement shall be for a seven (7) year term commencing on July 1, 1993 ("Commencement Date") and expiring June 30, 2000 ("Expiration Date") unless terminated earlier in accordance with the provisions of this National Agreement.

(b) The provisions of this National Agreement notwithstanding, any Individual Hyatt Spectramax Agreement may be suspended, at Hyatt's option, upon thirty (30) days prior written notice, in the event a Hotel or any material portion thereof is closed for renovation. In the event Hyatt chooses to suspend the Individual Hyatt Spectramax Agreement, any applicable fees shall abate during such renovations and shall resume on the date when such Hotel or sections thereof reopen to the public.

(c) The provisions of this National Agreement notwithstanding, either party may cancel any Individual Hyatt Spectramax Agreement in the event Hyatt ceases to manage a Hotel as of the date of such cessation. The cancelling party shall provide the non-cancelling party with at least thirty (30) days prior written notice of such cancellation.

(d) This National Agreement and the Individual Hyatt Spectramax Agreements are subject to early termination in accordance with the provisions of Section 16 herein and Section 13 of the Individual Hyatt Spectramax Agreements.

(e) Except for the reasons that constitute a force majeure as set forth in
Section 15 of this National Agreement which would not be grounds for termination hereunder, this National Agreement may be cancelled by Hyatt upon the early termination of that certain Amended and Restated Spectravision and Interactive Services National Agreement of even date herewith between Hyatt and Spectradyne (the "Spectravision National Agreement").

3.  Spectramax.

(a) Spectramax is a registered trademark of Spectradyne. Spectramax services (commonly known as "free-to-guest") are multichannel, satellite-delivered, closed-circuit television services, including, but not limited to, satellite channels licensed by Spectradyne, all of which are delivered to Hotel guests over the Hotel master antenna television system ("MATVII) using an earth station and related equipment. The earth station and related equipment are provided by Spectradyne.

(b) Spectramax services shall be provided in the manner described throughout this National Agreement and the Individual Hyatt Spectramax Agreements.

(c) Spectradyne shall provide each Hotel, at the Hotel's option, with a minimum of five (5) satellite channels as set forth in the respective Individual Hyatt Spectramax Agreements. Such satellite channels shall include Home Box Office ("HBO"), Entertainment and Sports Programming Network ("ESPN"), Cable Network News ("CNN") or CNN-Headline ("CNN-HI") Edition, the Disney Channel ("Disney") or Nickelodeon, and Turner Network Television ("TNT") or WTBS, Channel 17, Atlanta Superstation ("WTBS") or other equivalent services as agreed to by the parties.

(d) During the terms of the Individual Hyatt Spectramax Agreements, Hyatt shall have the option to add or delete satellite channels licensed by Spectradyne upon ninety (90) days, prior written notice to Spectradyne. If Hyatt elects to add satellite channels licensed by Spectradyne in addition to those set forth in
Section 3(c) above, such additional satellite channels shall be delivered to interested Hotels for a fee to be agreed upon between Hyatt and Spectradyne.

It is understood and agreed that, from time to time, Hyatt may desire to receive a satellite channel not described in Section 3(c) above. In such instance, Spectradyne, at its sole cost and expense, shall use all commercially reasonable efforts to obtain the rights to such additional satellite channel and transmit same to the interested Hotels, for a fee to be agreed upon between Hyatt and Spectradyne.

4.  Individual Hyatt Spectramax Agreements.

(a) A number of Hotels have entered into individual Hyatt Spectramax agreements with Spectradyne to provide Spectramax services at such Hotels. These Original Individual Agreements along with all individual Hyatt Spectramax agreements to be executed pursuant to Section 4(b) hereof, shall be the "Individual Hyatt Spectramax Agreements" referenced in this National Agreement and shall be subject to and governed by the terms of this National Agreement.

(b) Each Hyatt Hotel which is not already a party to an Original Individual Agreement desiring to retain Spectradyne to provide its Spectramax services shall enter into an Individual Hyatt Spectramax Agreement substantially in the form set forth as Exhibit B attached hereto and made a part hereof.

(c) The term of each Individual Hyatt Spectramax Agreement shall be conterminous with the term of this National Agreement. In no event shall the Spectramax free-to-guest satellite services in any Hotel have a term less than Spectravision guest-pay movie services in that same Hotel.

(d) Under no circumstances shall the term of any Individual Hyatt Spectramax Agreement automatically renew.

(e) Spectradyne agrees that any Hotel set forth on Exhibit A is eligible for Spectramax services and the other benefits hereunder. Hyatt may, from time to time, add or delete Hyatt Hotels from Exhibit A. Any Hyatt Hotel desiring to hire Spectradyne to provide Spectramax must enter into an Individual Hyatt Spectramax Agreement which shall expire on the Expiration Date regardless of its commencement date. Hyatt shall use all commercially reasonable efforts to ensure that Hyatt hotels enter into Individual License Agreements.

5.  Installation of Equipment.

(a) Spectradyne has heretofore furnished and installed the earth station or microwave system and related equipment (collectively, the "Equipment") necessary to provide Spectramax service at many of the Hotels.

(b) With respect to new Hyatt Hotels, Spectradyne shall furnish and install the Equipment in accordance with the provisions of the Individual Hyatt Spectramax Agreement.

(c) During the term of this National Agreement, title to the Equipment described herein is and shall remain with Spectradyne.

(d) Upon the expiration or earlier termination of this Agreement or any Individual Hyatt Spectramax Agreement (other than pursuant to a default by Hyatt under Section 16 hereof), Hyatt may give notice no later than thirty (30) days following such termination, at Hyatt's option to either:

         (i) have the Hotels purchase and/or obtain Spectradyne's interest in or right to use all or any portion of the existing Equipment, as determined solely by Hyatt, for an amount mutually agreed to be the fair market value of such Equipment and/or interest or right therein, except for any Equipment not owned by Spectradyne or Equipment which Spectradyne cannot convey any interest in or right to use. If, however, Hyatt and Spectradyne are unable to determine the fair market value of such Equipment and/or interest or right therein, such Equipment shall remain at the Hotel(s) as set forth in Section 5(d)(ii) below. In the event that Hyatt elects to have the Hotels purchase such Equipment and/or interest or right therein, Spectradyne shall deliver to such Hotels free and clear title to such Equipment along with a Bill of Sale upon receipt of payment of the agreed upon amount; or,

         (ii) require Spectradyne to keep and maintain all such Equipment provided to the Hotels pursuant to the Spectravision National Agreement, including the license for the use of the on-site software required to operate the Equipment, or provide the Interactive Services at the Hotel(s) for a total rental, maintenance, license and service fee chargeable to the Hotels in the amount of *** per guest room per month for a term not to exceed thirty-six (36) months.
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(e) The provisions of this Section 5(d) are also contained in Section 6 (h) of the Spectravision National Agreement. It is understood and agreed that the rental, license, maintenance and service fee described herein includes rental of and maintenance and service to the Spectravision and Interactive Services Equipment as well as the Spectramax Equipment and any software necessary to operate either the Spectravision or Spectramax systems.

6.  Hub Site.

From time to time, Spectradyne may request that a Hotel serve as a "hub site" from which Spectradyne may provide its Spectramax service to third parties. As compensation as a "hub site" the Hotel shall receive a monthly fee equal to ***. In the event Spectradyne requests the Hotel to serve as a "hub site", Hyatt will use its best efforts to enter into a rider to its Individual Hyatt Spectramax Agreement, substantially in the form attached hereto and made a part hereof as Exhibit C.

7.  Maintenance.

(a)  Equipment, MATV Systems and TV Sets.

Spectradyne, at its sole cost and expense, shall service, repair, replace and maintain the Equipment, the MATV-systems of the Hotels, and TV Sets (including the remote controls thereto) provided by Spectradyne pursuant to Spectravision National Agreement, in good working condition. Spectradyne agrees to replace all lost remote control units and/or those. TV Sets and remote control units broken beyond repair. All costs associated with such service, repairs, replacement and maintenance shall be borne by Spectradyne, except for repairs required due to the willful misconduct or gross negligence of Hyatt and its agents. Such repairs shall be made by Spectradyne at its cost and reimbursed by Hyatt.

(b)  Service.

In addition to providing Hyatt automated diagnostic and repair services, Spectradyne shall at all times during the term hereof maintain or cause to be maintained a sufficient staff of trained technicians meeting the requirements of
Section 9 below who shall be available to perform such service, repairs, replacement and maintenance on the Equipment, the MATV and the TV Sets (including the remote controls thereto). Spectradyne shall continue to maintain a "live" person service desk reachable twenty-four (24) hours a day, seven (7) days a week by phone and shall provide a guaranteed response time of four (4) hours on any service calls.

8.  Fee.

(a) During the term of this National Agreement, all Spectramax services (including a minimum of five (5) satellite channels including HBO, ESPN, CNN or CNN-H, Disney or Nickelodeon, and TNT or WTBS) shall be provided to the Hotels at no cost to Hyatt or the Hotels. Any additional satellite channels licensed by Spectradyne which Hyatt elects to add to the Spectramax services shall be provided to interested Hotels for a fee to be agreed upon between Hyatt and Spectradyne.

(b) Spectradyne warrants and represents that the value provided to Hyatt Hotels hereunder is the best or better value provided by Spectradyne to any comparable hotel company's hotels; and, in particular, is the best or better value provided by Spectradyne to hotels operated by Marriott Corporation and Hilton Hotels Corporation. Comparable hotels are defined as those hotels with like Spectradyne equipment and substantially similar satellite channels, room counts, and quest occupancy rates. In the event that at any time during the term of this Agreement, Spectradyne shall offer a better combined value to any comparable hotel than the value which is provided to Hyatt, the value provided to Hyatt Hotels under this Agreement shall be automatically increased to the same level, In no event shall Marriott and Hilton hotels be considered non-comparable hotels. For purposes of this paragraph "value" shall mean the value of (i) all fees, allowances and revenues, (ii) all Equipment including television sets and remote control units, (iii) all software, software licenses and/or other intellectual property rights, (iv) all services including installation, maintenance, repair and replacement, and (v) all cost savings or other benefits provided to the hotels, their parent companies or affiliates.

9.  Personnel.

Spectradyne shall provide or cause to be provided adequate personnel and any subcontractors, as approved by Hyatt, to permit the timely completion of all work. All such personnel shall be trained and supervised in accordance with accepted industry practices and shall conform to the reasonable rules and regulations of Hyatt established from time to time by Hyatt for the conduct of, and in relation to, the employees of the contractors of the Hotels when such employees are on Hotel premises. Spectradyne's employees, subcontractors or agents shall be neat in appearance and wear badges identifying them as employees or representatives of Spectradyne.

10.  Equipment and Material.

Spectradyne shall provide and maintain adequate equipment to permit timely completion of all operations and shall use materials which are in conformance with existing federal, state, and local laws and ordinances.

11.  Licenses or Permits.

If any governmental license or permit shall be required of Spectradyne for the proper and lawful conduct of Spectradyne's business or other activity carried on, in or at any Hotel, or if a failure to procure such a license or permit might or would in any way affect the operations of any Hotel, then Spectradyne, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Hyatt. Spectradyne, at its sole cost and expense, shall at all times comply with the requirements of each such license or permit.

Spectradyne shall, at its sole cost and expense, secure and maintain in full force and effect during the term of this Amended and Restated National Agreement and every Individual Hyatt Spectramax Agreement, all necessary patents, copyrights, distribution rights, music rights, licenses, intellectual property rights, releases, waivers and all other necessary consents of third parties required of Spectradyne to meet its obligations as set forth in this National Agreement.

12.  Compliance with Laws.

Spectradyne agrees, at its own expense, to comply promptly with all requirements of any federal, state and local laws and ordinances.

13.  Insurance.

Spectradyne shall carry and maintain workers' compensation insurance in statutory amounts, comprehensive general liability insurance endorsed to include products and completed operations and contractual liability in a minimum amount of $1,000,000 combined single limit, and automobile liability insurance in a minimum amount of $1,000,000 combined single limit. All such policies (except workers I compensation) or certificates of insurance shall specifically state:
"Hyatt Corporation, its affiliates and subsidiaries and the owners of Hyatt hotels are named as additional insureds under the above polices; such insurance shall be primary and not contributory with Hyatt's insurance. Each policy shall provide that it may not be canceled or changed without at least ten (10) days prior written notice to Hyatt.

Spectradyne shall furnish to Hyatt a certificate of insurance evidencing such coverage prior to the commencement of services hereunder and shall continue to provide Hyatt with subsequent certificates of insurance evidencing uninterrupted compliance with this insurance requirement until the termination of this National Agreement.

Spectradyne shall provide Hyatt with certified copies of the policies required herein upon Hyatt's request.

14.  Indemnification.

Spectradyne shall defend, indemnify and hold harmless Hyatt Corporation, its affiliates and subsidiaries and the owners of

Hyatt Hotels and each of their respective officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or damages, including reasonable attorneys' fees, arising out of or in any way relating to or incidental to the performance of the services to be performed by Spectradyne hereunder or the presence of Spectradyne at the Hotels. Spectradyne shall further indemnify Hyatt Corporation, its affiliates and subsidiaries and the owners of Hyatt Hotels and each of their respective officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or damages, including reasonable attorneys, fees, for or arising out of any bodily injuries to or the death of any of Spectradyne's employees working at the Hotel, however caused or occasioned, excepting the willful misconduct or gross negligence of Hyatt.

Further, Spectradyne shall defend, indemnify and hold harmless Hyatt Corporation, its subsidiaries, affiliates and the owners of Hyatt Hotels, and each of their respective officers directors, agents and employees from and against any claims, demands, causes of action, loss, cost and expense (including reasonable attorneys, fees) arising out of or in connection with or based upon a real or alleged breach by Spectradyne of the provisions of this National Agreement pertaining to Spectradyne's intellectual property rights, including, but not limited to, those provisions set forth in Sections 5(d)(i) and 5(d)(ii) above, and any claims, demands, causes of action, loss, cost, expense, (including reasonable attorneys' fees) or fee based upon an alleged or actual infringement of any patent or copyright or an alleged unauthorized broadcast or use of any license as set forth in Section 11 above. Hyatt shall promptly notify Spectradyne for any matter for which indemnity is sought under this section and, in any event, prior to the incurrence of any expenditures under this section.

Spectradyne agrees that it is as fully responsible for the acts and omissions of its subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by Spectradyne. Spectradyne agrees to bind every subcontractor by the terms of this National Agreement so far as is applicable to the subcontractor's work. However, nothing contained in the provision of this National Agreement shall create any contractual relationship between Hyatt and any subcontractor.

15.  Force Majeure.

Neither party shall have any liability for the failure to perform or a delay in performing any of its obligations under this National Agreement if that failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution, insurrection, riot, war, unavoidable mechanical failure, electricity interruption or any other cause beyond the control of either party whether similar or dissimilar to the causes enumerated herein except in any case any event which can be cured or mitigated by the payment of money: provided, however, that the failure of Spectradyne to deploy and install the New Technology on the schedule established and as required pursuant to Section 4 of the Spectravision National Agreement shall under no circumstances be deemed a force majeure event.

16. Default.

(a) In the event that Spectradyne fails, in any material way, to provide the services described in Section 7 above, to Hyatt's sole satisfaction, Hyatt or any Hotel, at,its sole option, upon three (3) days' notice to Spectradyne and opportunity to cure, may elect to have such service(s) performed by another vendor at the sole cost and expense of Spectradyne. All amounts owed by Spectradyne under this paragraph shall be deducted from amounts payable to Spectradyne by the applicable Hotel.

(b) Except (i) as otherwise provided in paragraph (a) above, and (ii) for reasons that constitute force majeure as set forth in Section 15 hereof, in the event either Hyatt or Spectradyne fails to perform or comply with any other material obligation under this National Agreement or the Amended Restated Spectravision National Agreement or any Individual Spectramax or Spectravision Agreement, that failure shall constitute a default. The non-defaulting party shall notify the defaulting party in writing of the failure and default. In the event the default is not remedied to the satisfaction of the party having given such notice within forty five (45) days after the receipt of notice, or if such default is of a nature that it cannot with due diligence and in good faith, be cured within forty five (45) days and such defaulting party fails to proceed promptly and with due diligence and in good faith to cure the same, then non-defaulting party may declare this National Agreement or the Amended and Restated National Spectravision Agreement or any or all of the Individual Spectramax or Spectravision Agreements, as appropriate, terminated as of the one hundred eightieth (180) day following delivery of the original notice. In the event that this National Agreement or the Amended Restated Spectravision Agreement is terminated pursuant to this Section 16, all the Individual Spectramax and Spectravision Agreements shall automatically terminate on the same terms without further action or notice of any kind by Hyatt.

17.  Test Sites.

Spectradyne understands and agrees that from time to time, during the term of this Amended and Restated National Agreement and the Individual Hyatt Spectramax Agreements, Hyatt may use certain of the Hotels as test sites side-by-side with existing and operating Spectradyne equipment for the purpose of investigating and evaluating the services offered by other companies which provide services which are the same as or similar to the services provided by Spectradyne, so long as such testing causes no damages to Spectradyne nor uses its Equipment. Any such test shall not exceed a period of ninety (90) days. Hyatt shall not be deemed to be in default of this National Agreement or the Individual Hyatt Spectramax Agreements in the event any testing is conducted at a Hotel serviced by Spectradyne.

18.  Advertising.

Hyatt may, in its sole discretion and without obligation, allow Spectradyne to include third party advertising at the appropriate insertion spots in the ESPN, CNN or CNN-H programming or in other selected services delivered by Spectradyne to the Hotels.

19.  Independent Contractor.

Spectradyne is an independent contractor and all persons employed to furnish services hereunder are employees or agents of Spectradyne and not of Hyatt.

20.  Notices.

All notices, requests, demands and other communications hereunder shall be in writing and delivered or mailed, with postage prepaid, to the party intended at its address as hereinbefore set forth.

21.  Binding.

This National Agreement shall inure to and bind the successors, assigns and representatives of the parties, providing, however, this National Agreement may not be assigned by Spectradyne without the prior written consent of Hyatt. Spectradyne shall not have the right to subcontract its obligations as set forth herein to third parties without the prior written approval of Hyatt.

22.  Governing Law.

This National Agreement is subject to and governed by the internal laws of the State of Illinois without regard to the external laws or federal laws pertaining to conflicts of laws.

23.  Entire Agreement.

This National Agreement contains the entire agreement between the parties hereto; no representations, inducements, promises or agreements, oral or other, between the parties not embodied herein, shall be of any force or effect.

24.  Amendment to Agreement.

This National Agreement may be amended only by a written instrument signed by the parties hereto.

25.  Legal Fees.

In the event any legal action is taken by either party against the other party to enforce any of the terms and conditions of this National Agreement, it is agreed that the unsuccessful party to such actions shall pay to the prevailing patty therein all court costs, reasonable attorneys' fees and other professional fees and expenses incurred by the prevailing party.

26. Heading.

The headings used in this National Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this National Agreement nor the intent of any provision thereof.

27.  Hyatt - Agent.

Spectradyne acknowledges that Hyatt acts as the agent of the owners of the Hotels and any action or obligation to be performed or carried out by any Hotel hereunder shall be performed by Hyatt solely in its capacity as agent for the owner of such Hotel. Accordingly, Spectradyne acknowledges that Hyatt's obligations in this Agreement in respect of matters relating to Hotels are obligations of Hyatt as agent only.

IN WITNESS WHEREOF, the parties hereto have executed this National Agreement as of the day and year first above written.

HYATT CORPORATION, on its own behalf an on behalf of its subsidiaries and affiliates

By: /s/ Peter D. Connolly
Printed Name: Peter D. Connolly
Title: Vice President Hyatt Corporation

SPECTRADYNE, Inc.,
a Texas Corporation

By: /s/ Albert D. Jerome
Printed Name: Albert D. Jerome
Title: President and Chief Executive Officer

Exhibits
to
Spectramax National Agreement

Exhibit  Description
A        Amended and Restated List of Hyatt Hotels
B        Form of Individual Hyatt Spectramax Agreement
C        "Hub Site" Agreement

EXHIBIT A

AMENDED AND RESTATED LIST OF HYATT HOTELS

Hyatt Regency Albuquerque
330 Tijeras NW
Albuquerque, NM 87102

Hyatt Arlington
1325 Wilson Blvd.
Arlington, VA 22209

Hyatt Regency Atlanta
265 Peachtree St., NE
Atlanta, GA 30303

Hyatt Regency Austin
208 Barton Springs
Austin, TX 78704

Hyatt Regency Beaver Creek
136 East Thomas Place
Avon, CO 81620

Hyatt Regency Bethesda
One Bethesda Metro Center
Bethesda, MD 20814

Hyatt Regency Cambridge
575 Memorial Drive
Cambridge, MA 02139

Hyatt Regency Cerromar Beach
Dorado, Puerto Rico 00646
Hyatt Cherry Hill
2349 West Marlton Pike
Cherry Hill, NY 08002

Hyatt Regency Cincinnati
151 West 5th Street
Cincinnati, OH 45202

Hyatt Regency Coral Gables
50 Alhambra Plaza
Coral Gables, FL 33134

Hyatt Regency Alicante
100 Plaza Alicante
Harbor & Chapman Blvd.
Garden Grove, CA 92640

Hyatt Regency Aruba

L.G. Smith Blvd. 85
Palm Beach, Aruba

Hyatt Regency Baltimore
300 Light Street
Baltimore, MD 21202

Hyatt Regency Bellevue
900 Bellevue Way, N. E.
Bellevue, WA 98004

Hyatt Regency Buffalo
Two Fountain Plaza
Buffalo, NY 14202

Hyatt on Capitol Square
75 East State Street
Columbus, OH 43215

Hyatt Charlotte
5501 Carnegie
Charlotte, NC 28209

Hyatt Regency Chicago
151 East Wacker Drive
Chicago, Illinois 60601

Hyatt Regency Crown Center
2345 McGee Street
Kansas City, MO 64108

Hyatt Regency Columbus
350 North High Street
Columbus, OH 43215

Hyatt Regency Crystal City
2799 Jefferson Davis Hwy.
Arlington, VA 22202

Hyatt Regency Dallas
300 Reunion Boulevard
Dallas, TX 75207

Hyatt Deerfield
1750 Lake Cook Road
Deerfield, IL 60015

Hyatt Dorado Beach
Dorado, P.R. 00646

Hyatt Fair Lakes
12777 Fair Lakes Circle
Fairfax, VA 22033

Hyatt Regency Grand Cypress
One Grand Cypress Blvd.
Orlando, FL 32836

Hyatt Regency Greenwich
1800 East Putnam Avenue
Old Greenwich, CT 06870

Hyatt Regency Hill Country Resort
9800 Resort Drive
San Antonio, TX 78251

Hyatt Regency Houston
1200 Louisiana Street
Houston, TX 77002

Hyatt Regency Irvine
17900 Jamboree Boulevard
Irvine, CA 92714

Hyatt Regency Kauai
1571 Poipu Road
Koloa, HI 96756

Hyatt Regency DFW Airport
International Pkway.
DFW Airport, TX 75261

Hyatt Regency Dearborn
Fairlane Town Center
Dearborn, MI 48126

Hyatt Regency Denver
1750 Welton Street
Denver, CO 80202

Hyatt Dulles
2300 Dulles Corner Blvd.
Herndon, VA 22070

Hyatt at Fisherman's Wharf
555 N. Point Street
San Francisco, CA 94133

Hyatt Grand Champions Resort
44-600 Indian Wells Ln.
Indian Wells, CA 92210

Hyatt Regency Greenville
220 North Main Street
Greenville, SC 29601

Harborside Hyatt Conference Center & Hotel
101 Harborside Drive

Boston, MA 92128

Hyatt Regency Hilton Head at Palmetto Dunes
P.O. Box 6167
Hilton Head, SC 29938

Hyatt Regency Indianapolis
One South Capitol Avenue
Indianapolis, IN 46204

Hyatt Islandia
1441 Quivira Road
San Diego, CA 92109

Hyatt Key West
601 Front Street
Key West, FL 33040

Hyatt Regency Knoxville
500 Hill Avenue, SE
Knoxville, TN 37901

Hyatt Regency Lake Tahoe Resort & Casino
111 Country Club Drive
Incline Village, NV 89450

Hyatt Lisle
1400 Corporetum Drive
Lisle, IL 60532

Hyatt Regency Long Beach
200 South Pine Avenue
Long Beach, CA 90802

Hyatt Regency Los Angeles
711 South Hope Street
Los Angeles, CA 90017

Hyatt Regency Maui
200 Nohea Kai Drive
Lahaina, Maui
Hawaii 96761-1990

Hyatt Regency Milwaukee
333 West Kilbourn Avenue
Milwaukee, WI 53203

Hyatt Regency Monterey
One Old Golf Course Road
Monterey, CA 93940

Hyatt Regency New Orleans
Poydras Plaza & Loyola Avenue
New Orleans, LA 70140

Hyatt Newporter
1107 Jamboree Road
Newport Beach, CA 92660

Hyatt Regency Oak Brook
1909 Spring Road
Oak Brook, IL 60521

Hyatt Regency LaJolla
3777 LaJolla Village Drive
San Diego, CA 92122

Hyatt Regency Lexington
400 West Vine Street
Lexington, KY 40507

The Lodge
Ronald Lane
Oak Brook, IL 60521

Hyatt at Los Angeles Airport
6225 West Century Boulevard
Los Angeles, CA 90045

Hyatt Regency Louisville
320 West Jefferson
Louisville, KY 40202

Hyatt Regency Miami
400 SE Second Avenue
Miami, FL 33131

Hyatt Regency Minneapolis
1300 Nicollet Mall
Minneapolis, MN 55403

Hyatt Regency New Brunswick
Two Albany Street
New Brunswick, NJ 08901

Grand Hyatt New York
Park Avenue at Grand Central
New York, NY 10017

Hyatt Regency O'Hare
9300 West Bryn Mawr
Rosemont, IL 60018

Hyatt Orlando
6375 West Irlo Bronson
Memorial Highway
Kissimee, FL 32741

Hyatt Regency Orlando

International Airport
9300 Airport Boulevard
Orlando, FL 32827

Park Hyatt Chicago
800 North Michigan Avenue
Chicago, IL 60611

Hyatt Regency Phoenix
122 North Second Street
Phoenix, AX 85004

Hyatt Regency Pittsburgh
112 Washington Place
Pittsburgh, PA 15219

Hyatt Regency Reston
1800 President Street
Reston, VA 22090

Hyatt Regency Rochester
125 East Main Street
Rochester, NY 14604

Hyatt Rickeys
4219 El Camino Real
Palo Alto, California 94306-4493

Hyatt Regency San Antonio
123 Losoya
San Antonio, TX 78205

Hyatt Regency San Francisco Airport
San Diego, CA 92101
Burlingame, CA 94010

Hyatt Regency San Francisco
5 Embarcadero Center
San Francisco, CA 94111

Hyatt Regency Sarasota
1000 Boulevard of the Arts
Sarsota, FL 33577

Park Hyatt San Francisco
At Embarcadero Center
333 Battery Street
San Francisco, CA 94111

Park Hyatt Washington
1201 24th Street NW
Washington, D.C. 20037

Hyatt on Printers Row

500 South Dearborn
Chicago, IL 60605

Hyatt Regency Princeton
102 Carnegie Center
Princeton, NJ 08540

Hyatt Richmond
6223 Broad Street
Richmond, VA 23230

Hyatt Regency Sacramento
1209 "L" Street
Sacramento, CA 95814

Hyatt Regency San Diego
One Market Place
San Diego, CA 92101

Grand Hyatt San Francisco
345 Stockton Street
San Francisco, CA 94108

Hyatt San Jose
1740 North First Street
San Jose, CA 95112

Hyatt Regency Savannah
Two West Bay Street
Savannah, GA 31401

Hyatt Regency Scottsdale
7500 East Doubletree
Ranch Road
Scottsdale, AZ 85258

Hyatt Regency St. Louis at Union Square
One St. Louis Union Square
St. Louis, MO 63103

Hyatt Regency Suites Perimeter Northwest
2999 Windy Hill Road
Marietta, GA 30067

Hyatt on Sunset
8401 Sunset Boulevard
West Hollywood, CA 90069

Hyatt Regency Vancouver
655 Burrard Street
Vancouver, B.C.
Canada V6C 2R7

Grand Hyatt Washington

1000 H Street NW
Washington, DC 20001

Hyatt Westlake Plaza
880 South Westlake Boulevard
Westlake Village, CA 91361

Hyatt Regency St. John
P.O. Box 8310
Great Cruz Bay, St. John
US Virgin Islands 00830

Hyatt Regency Suites Palm Springs
285 North Palm Canyon Drive
Palm Springs, CA 92262

Hyatt Regency Tech Center
7800 E. Tufts Avenue
Denver, Colorado 80237

Hyatt Regency Tampa
Two Tampa City Center
Tampa, FL 33602

Hyatt Regency Waikiki
2424 Kalakaua Avenue
Honolulu, Oahu
HI, 96815

Hyatt Regency Washington
400 New Jersey Avenue, NW
Washington, D. C. 20001

Hyatt Regency Westshore
6200 Courtnery Campbell Cswy.
Tampa, FL 33607

Hyatt Regency Woodfield
1800 East Golf Roa
Shaumburg, Illinois 60173

EXHIBIT B

HYATT SPECTRAMAX AGREEMENT

BY THIS AGREEMENT made this _____ day of __________, 199__, between HYATT CORPORATION, as agent of ________________________ with offices at 200 West Madison Street, Chicago, Illinois 60606 ("Hyatt") and SPECTRADYNE, INC., a Texas corporation, with offices at 1501 North Plano Road, Richardson, Texas 75083 ("Spectradyne") the parties hereby RECITE AND AGREE as follows:

RECITALS

A. Spectramax is a registered trademark of Spectradyne. Spectramax Services (commonly known as "free-to-guest") are multi-channel, satellite-delivered, closed-circuit television services including, but not limited to satellite channels licensed by Spectradyne, all of which are delivered to hotel guests over the hotel master antenna television system ("MATV") using an earth station and related equipment provided by Spectradyne.

B. Hyatt is the operator of that certain hotel known as the _______________ (the "Hotel") located at ___________________.

C. The parties desire to enter into an agreement whereby Spectradyne will provide to the Hotel upon the terms herein provided, Spectramax Services.

AGREEMENT

In consideration of their respective covenants, the parties hereto mutually agree as follows:

1.  Amended and Restated National Agreement.

This Agreement is subject to and governed by the terms and conditions of that certain Amended and Restated Spectramax National Agreement effective July 1, 1993, between Hyatt Corporation on its own behalf and on behalf of its subsidiaries and affiliates and Spectradyne, Inc. (the "National Agreement"). Capitalized terms which are contained in this Agreement shall have the same definition and meaning as provided for under the Amended and Restated Spectramax National Agreement (hereinafter referred to as "National Agreement") unless specifically defined differently herein. In the event any of the provisions of this Agreement conflict with the provisions of the National Agreement, the provisions of the National Agreement shall prevail.

2.  Spectramax Programming.

(a) Spectradyne will provide the Hotel, at the Hotel's option, with a minimum of five (5) satellite channels ("Satellite Channels"). Such Satellite Channels shall include the following or any other agreed upon Satellite Channels designated by the parties:

(1)  Home Box Office (HBO)
(2)  The Disney Channel (Disney) or Nickelodeon
(3)  Either Cable Network News (CNN) or CNN-Headline Edition (CNN-H),
(4) Entertainment and Sports Programming Network (ESPN), and
(5) Either Turner Network Television (TNT), or WTBS, Channel 17, Atlanta Superstation (WTBS).

Hyatt, at its sole option, may choose any five (5) of the eight (8) Satellite Channels listed above.

(b) All Satellite Channels shall be made available on Spectramax to Hotel guest rooms at no extra charge to Hotel guests. All Satellite Channels except HBO and Disney shall also be available on Spectramax on other television sets served by the Hotel MATV, including those in public areas. HBO and Disney shall be available on an uninterruptible basis, and the Hotel agrees to make no public announcement or advertisement that states Hotel has the right to take HBO or Disney off the air or the right to interrupt such service. Hotel recognizes that ESPN reserves the right to require that ESPN programming be blacked out during certain designated events. Spectradyne shall notify the Hotel at least twenty-four (24) hours in advance of any event required to be blacked out by ESPN. Hyatt agrees to blackout ESPN on its premises for the blackout period required by ESPN and recognizes that its failure to comply with any such blackout requirement may result in the termination of ESPN programming at the Hotel.

(c) Throughout the life of this Agreement, Hyatt has the option to add or delete Satellite Channels licensed by Spectradyne upon ninety (90) days, prior written notice to Spectradyne. If Hyatt elects to add Satellite Channels in addition to those set forth in (a) above, such additional Satellite Channels shall be delivered to interested Hotels for a fee to be agreed upon between Hyatt and Spectradyne.It is understood and agreed that, from time to time, Hyatt may desire to receive a satellite channel not currently licensed by Spectradyne above. In such instance, Spectradyne, at its sole cost and expense, shall use all commercially reasonable efforts to obtain the rights to such additional satellite channel and transmit same to the Hotel for a fee to be agreed upon between Hyatt and Spectradyne.

3.  Fees and Payment Terms.

During the term of this Agreement all Spectramax Services including the Satellite Channels described in 2(a) above shall be provided to the Hotel at *** to Hyatt or the Hotel. Any additional Satellite Channels licensed by Spectradyne which Hyatt elects to add to the Spectramax Service shall be provided to the Hotel for a fee to be agreed upon between Hyatt and Spectradyne.

4.  Term.

(a) This Agreement shall be for a term commencing on _____________ ("Commencement Date") and expiring on June 30, 2000.

(b) In the event that Hyatt shall for any reason cease to be manager or operator of the Hotel, either party shall have the right to terminate this Agreement as of the date of such cessation of management or operations. The cancelling party shall provide the non-cancelling party with at least thirty (30) days prior written notice of such termination.

(c) This Agreement may be suspended, at Hyatt's option, upon thirty (30) days prior written notice in the event the Hotel or any portion thereof is closed for renovation. In the event Hyatt chooses to suspend this Agreement, any applicable fees shall abate during such renovations and shall resume on the date when the Hotel or sections thereof reopen to the public.

(d) This Agreement shall automatically terminate upon the expiration or earlier termination of the National Agreement.

5.  Installation of Equipment.

(a) The Hotel is equipped with a master antenna system (herein collectively called the "MATV") which is a network of cables, wall taps, antennas and specially designed radio frequency signal processing components, which receive, process, amplify and distribute video and audio TV and FM signals from a central location to a multiplicity of televisions within a building or group of buildings. Title to the MATV is and shall remain with the Hotel. Heretofore, from time to time, Spectradyne has made repairs to and replacements of the Hotel's MATV. It is understood and agreed that, before and after the completion date of any upgrade made to the MATV by Spectradyne as required below or pursuant to the Amended and Restated Spectravision and Interactive Services National Agreement effective July 1, 1993 (the "Spectravision National Agreement"), all equipment which encompasses the MATV is hereby considered property of the Hotel.

(b) Upon receipt of this Agreement, Spectradyne will make recommendations to Hyatt as to the best Spectramax earth station and equipment or microwave system locations at the Hotel, and as to any changes necessary in the Hotel MATV. Hyatt will allow Spectradyne personnel reasonable access to all areas of the Hotel for a pre-installation survey. In the event Spectradyne determines to use a microwave system, Spectradyne shall furnish and install a microwave link instead of an Earth Station. There shall be no charge to Hyatt for roof mount installation.

(c) Upon receipt of Spectradyne's notice of the location of a sufficient and suitable frequency coordinated approved site for the earth station, Hyatt shall use its best efforts to make such frequency coordinated approved site available to Spectradyne, as soon as possible thereafter. Hyatt shall then supply and pay for all electricity necessary to operate such earth station as well as the other equipment if the earth station is placed on the ground, Spectradyne, at its sole cost and expense, shall construct a concrete pad with bolts built to the specifications of the manufacturer of the earth station. Such specifications shall be supplied by Spectradyne a t its sole cost and expense. If the earth station is located on the roof, the roof shall be reinforced to Hyatt's and Spectradyne's engineering specifications at the sole expense of Spectradyne. In addition, Spectradyne will provide security fencing and trenching from the concrete pad to the exterior wall or other site on the property, and the necessary conduit required to run electrical wiring from the concrete pad to the exterior wall or other site. If Hyatt shall be unable to make such frequency coordinated approved site available, Hyatt shall use its best efforts to make available another approved site that is acceptable Spectradyne.

(d) The site of the Spectramax station shall be marked and mutually approved in writing on a plot plan of the Hotel supplied to Spectradyne by Hyatt (and set forth on Exhibit A attached hereto and made a part hereof). The installation shall commence as soon as possible after Spectradyne receives Hyatt's authorization to proceed. At its sole cost and expense, Spectradyne shall furnish and install all Spectramax equipment and cables necessary to deliver Spectramax services in guest rooms of the Hotel. This installation shall be at the sole expense of Spectradyne except as described in subsections (c) and (g).

(e) Hotel shall obtain, at Spectradyne's cost, any required zoning clearances, variances, or local permits.

(f) Spectradyne shall effect the installation in a workmanlike and efficient manner without reasonable interference with the operation of the Hotel.

(g) Hyatt shall provide complimentary guest rooms at the Hotel for Spectradyne personnel during the installation of such Earth Station and during any maintenance visits for such Earth Station.

6.  Operation.

(a) Spectradyne shall obtain any necessary licenses for the rights to exhibit in the Hotel those Satellite Channels specified above. Hyatt shall comply with the rules of Spectradyne's licenses for the Satellite Channels.

(b) In the event Spectradyne discontinues its relationship with any Satellite Channel Spectradyne will notify Hyatt in writing no less than thirty (30) days in advance of any discontinuation. Spectradyne will make its best efforts to provide a substitute Channel. In the event Spectradyne is unable to provide a substitute Channel, subject to Section 12 hereof, such failure shall, at Hyatt's option, constitute a default as defined hereunder and shall be subject to the provisions contained in Section 13 below.

(c) In the event any Satellite Channel publishes a programming guide, Spectradyne shall provide Hotel with a quantity of guides on a monthly basis equal to one hundred fifty percent (150%) of the guest rooms in the Hotel at no cost to Hyatt. Hyatt may, in its sole discretion, which shall not be arbitrarily withheld, distribute such materials in its guest rooms and may distribute any lobby promotional materials supplied by Spectradyne. Additional in-room guides may be purchased from Spectradyne for *** a piece; provided, however, Hyatt is not required to purchase in-room guides from Spectradyne. If Spectradyne's cost for such guides increases, the rate for additional guides will be raised to the extent of such increase.

7.  Maintenance.

(a) Spectradyne, at its sole cost and expense, shall maintain the Spectramax equipment and the MATV in good working condition. Spectradyne agrees to maintain a good quality signal to the MATV comparable to the broadcast reception for all Spectravision Services provided to the Hotel, Pursuant to the Spectravision National Agreement.

(b) Hyatt shall not remove the SpectrAmax equipment or permit it to be removed from the Hotel and shall not abuse, tamper with, or attempt to operate the Equipment. Hyatt agrees to permit Spectradyne reasonable access to the Hotel to inspect, repair, or observe and adjust the Equipment; provided, however, that Spectradyne in the exercise of its access rights and in performance of its obligations hereunder shall not unreasonably inconvenience the guests of the Hotel or unreasonably interfere with the operation of the Hotel.

(c) Any repairs or replacements made necessary by the willful misconduct or grossly negligent act of Hyatt, its employees, contractors, or agents shall be done by Spectradyne at Hyatt's cost. Hyatt agrees to immediately reimburse Spectradyne for such repair costs.

8.  Rights of the Parties.

(a) Except as set forth in the National Agreement, notwithstanding the fact that parts of the Spectramax equipment may be affixed to the Hotel, the Equipment shall not become real property of Hyatt or a Hotel fixture and shall remain the property of Spectradyne, except as set forth in Section 5 hereinabove. Hyatt acknowledges that the Equipment and its operation are proprietary to Spectradyne and Hyatt will use reasonable efforts to see that access to the Spectramax equipment is restricted to those persons authorized by Spectradyne.

(b) Nothing in this Agreement shall be construed to grant to Hyatt any ownership interest in the copyrights, patents, licenses, or trademarks owned or licensed by Spectradyne or to grant the Hotel the right to redistribute SpectramAx programming outside the

Hotel.

(c) Except as set forth in the National Agreement, at the termination of this Agreement in any manner, Spectradyne shall have the right, at its sole risk and expense, to remove the Spectramax equipment in a neat and workmanlike manner within ninety (90) days after such termination. Any equipment remaining at the Hotel after such ninetieth (90th) day shall become property of the Hotel.

(d) Spectradyne shall, at its sole expense, repair any damage to the Hotel caused by the installation, removal, repair, servicing, or replacement of the Spectramax equipment, normal wear and tear excepted.

9.  Taxes.

Hyatt agrees to pay on behalf of Spectradyne any and all sales, use, ad valorem, admission, property tax, or amusement taxes, or other similar taxes, tariffs, or governmental levy of any form whatsoever in connection with the installation of the Spectramax Equipment. On the offering of the services that Spectradyne provides to the Hotel for Hotel's guests pursuant to this Agreement, nothing contained herein shall create a liability for the Hotel to collect any taxes assessed on the basis of such services provided by Spectradyne, except for those taxes that Hyatt collects on behalf of Spectradyne as set forth in this Agreement.

10.  Insurance.

Spectradyne shall meet its insurance requirements as set forth in the National Agreement.

11.  Indemnification.

Spectradyne shall defend, indemnify and hold harmless Hyatt and the owner of the Hotel and each of their respective officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or damages, including reasonable attorney's fees, arising out of or in any way relating to or incidental to the performance of the services to be performed by Spectradyne hereunder or the presence of Spectradyne at the Hotels. Spectradyne shall,further indemnify Hyatt and the owner of the Hotel and each of their respective officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or damages, including reasonable attorneys, fees, for or arising out of any bodily injuries to or the death of any of Spectradyne's employees working at the Hotel, however caused or occasioned, excepting the willful misconduct or gross negligence of Hyatt.

Further, Spectradyne shall defend, indemnify and hold harmless Hyatt and the owner of the Hotel and each of their respective officers, directors, agents and employees from and against any claims, demands, causes of action, loss, cost and expense (including reasonable attorneys' fees) arising out of or in connection with or based upon a real or alleged breach by Spectradyne of the provisions hereof, and any claims, demands, causes of action, loss, cost, expense (including attorneys, fees) or fee based upon an alleged or actual infringement of any patent or copyright or an alleged unauthorized broadcast or use of any license. Hyatt shall promptly notify Spectradyne for any matter for which indemnity is sought under this section and, in any event, prior to the incurrence of any expenditures under this section.

Spectradyne agrees that it is as fully responsible for the acts and omissions of its subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by Spectradyne. Spectradyne agrees to bind every subcontractor by the terms of this Agreement so far as is applicable to the subcontractor's work. However, nothing contained in the provision of this Agreement shall create any contractual relationship between Hyatt and any subcontractor.

12.  Force Majeure.

Neither party shall have any liability for the failure to perform or a delay in performing any of its obligations under this Agreement if that failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution, insurrection, riot, war, unavoidable mechanical failure, electricity interruption or any other cause beyond the control of either party whether similar or dissimilar to the causes enumerated here except in any case any event which can be cured or mitigated by the payment of money; provided, however, that the failure of Spectradyne to deploy and install the New Technology on the schedule established and as required pursuant to Section 4 of the Amended and Restated Spectravision and Interactive Services National Agreement, shall under no circumstances be deemed a force majeure event.

13.  Default.

(a) In the event that Spectradyne fails, in any material way, to provide the services described in Section 7(a) above, to Hyatt's sole satisfaction, at its sole option, upon three (3) days, notice and opportunity to cure, Hyatt may elect to have such service(s) performed by another vendor at the sole cost and expense of Spectradyne. All amounts owed by Spectradyne under this paragraph shall be deducted from amounts payable to Spectradyne by the Hotel.

(b) Subject to the terms of Section 16 of the National Agreement and except (i) as otherwise provided in (a) above, and (ii) for the reasons that constitute a force majeure as set forth herein, in the event that either party (the "defaulting party") shall fail to perform or comply with any material obligation under this Agreement, the failure shall constitute a default. The non-defaulting party shall notify the defaulting party in writing of the failure and default. If the default is not remedied to the satisfaction of the party having given such notice within forty five (45) days after the receipt of notice, or if such default is of a nature that it cannot, with due diligence and in good faith be cured within forty five
(45) days and such defaulting party fails to proceed promptly and with due diligence and in good faith to cure the same, the non-defaulting party may declare this Agreement terminated as of the one hundred and eightieth (180th) day following the delivery of the original notice.

14.  Corporate Room Rates.

Whenever Hyatt's Hotel facilities and services are used by directors, officers, employees and guests of Spectradyne in furtherance of Hyatt related business except as set forth in Section 5(g) hereinabove, such personnel shall not be required to pay more than Hyatt's corporate rates for their use of such Hotel facilities and services.

15.  General Provisions.

(a) Notices. All notices to be given hereunder shall be given in writing and shall be deemed given when deposited in the U. S. Mail with postage prepaid. Notices intended for Hyatt shall be addressed to the Hotel at its above-stated address to the attention of the General Manager, with a copy to the corporate offices of Hyatt at its above-stated address, attention: General Counsel. Either party hereto may change its address for notices by giving notice of change to the other party. Emergency notices concerning blackout requirements for Spectramax programming or any other matter may be by telephone, or telegraph or in person. Authorizations required by any provision of this Agreement shall be in writing and include Hyatt's approval of the earth station site and authority to commence installation as well as any other consent reasonably necessary to accomplish the purposes of this Agreement.

Spectradyne acknowledges and agrees that the Hotel's only authorized signatories are located at Hyatt's corporate offices at Chicago, Illinois.

(b) Assignment. This Agreement may be assigned by Hyatt to any successor operator of the Hotel only upon the execution of a written agreement by that successor assuming the obligations of Hyatt under this Agreement. An assignment without such assumption of obligations will operate as a default under this Agreement.

This Agreement may not be assigned in whole or in part by Spectradyne without the prior written approval of Hyatt.

(c) Applicable Law. This Agreement shall be governed in all respects by the internal laws of the State of Illinois without regard to the external laws or federal laws pertaining to conflicts of laws.

(d) Modification. This Agreement and any provision of the attached exhibits shall not be modified or amended except by an instrument in writing executed by the parties hereto. Both parties agree to execute any other documents reasonably necessary to accomplish the purposes of this Agreement.

(e) No Joint Venture or Agency Created. Nothing in this Agreement shall be construed to create any joint venture or principal-agent relationship between Hyatt and Spectradyne. Neither party shall hold itself out in any manner which would indicate such a relationship with the other party.

(f) Successors and Assigns. This Agreement shall apply to, and be binding upon, the parties hereto and their respective successors and permitted assigns.

(g)  Exhibit A (The Diagram) is made a part of this Agreement.

(h) Hyatt-Agent. Spectradyne recognizes that Hyatt Corporation, a Delaware corporation, is the sole agent of Hotel with regard to the operation of Hotel until Spectradyne shall receive written notice to the contrary from Hyatt, and Hyatt and Spectradyne agree that Hyatt may perform all obligations of Hotel and exercise all rights on behalf of Hotel hereunder.

(i) Severability of Provisions. If any part or subpart of this Agreement is found or held to be invalid, that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement.

(j) Consents. The obligations of the parties hereto are conditioned upon the receipt of all necessary approvals, consents, and authorizations required by law or by contract.

IN WITNESS WHEREOF the parties have executed this Agreement, by duly authorized signatories, on the date set forth by their signatures.

SPECTRADYNE, Inc.,                 HYATT CORPORATION, as agent of

a Texas Corporation

By: __________________________     By: __________________________
Title: _______________________     Title: _______________________
Dated: _______________________     Dated: _______________________

EXHIBIT C

EARTH STATION HUB SITE

Rider to Hyatt Spectramax Agreement

THIS RIDER TO HYATT SPECTRAMAX AGREEMENT, is made this _____ day of __________, 19__, but effective as of ____________, 19__ by and between __________________________ hereinafter called "Hyatt") and Spectradyne, Inc. (hereinafter called "Spectradyne").

WITNESSETH:

WHEREAS, Hyatt and Spectradyne entered into that certain Hyatt Spectramax Agreement effective as of ____________, 19__, providing for Spectradyne to provide its Spectramax service at the _____________________ hotel ("Hotel"); and

WHEREAS, Hyatt and Spectradyne desire to amend the Agreement effective as of _______________________ in order for Spectradyne to use the Hotel as an Earth Station,Hub Site for the purpose of providing Spectramax service to third parties.

NOW THEREFORE, the parties hereto amend the Agreement by this instrument as follows:

1. The term of this Rider shall commence on ____________, 19__ and expire on June 30, 2000. This Rider is subject to early termination in accordance with the provisions of the National Agreement and the Hyatt Spectramax Agreement.

Upon expiration or earlier termination of the Agreement, Hyatt may determine to allow Spectradyne to maintain its Earth Station Hub Site at the Hotel. In such event, the parties hereto shall enter in to a mutually agreeable agreement under which the Hotel shall serve as an Earth Station Hub Site.

2. Spectradyne shall, at its sole cost and expense, install the Earth Station which shall become a fixed position dish which cannot be used for teleconferencing.

3. During the above term and any extensions thereof, Spectradyne will have the right to redistribute the signals from the Earth Station to other hotels. Upon Hyatt's approval, which shall not be unreasonably withheld, Spectradyne will have the right to add various antennas on the roof of the Hotel premises as required for operation of the Earth Station at no cost whatsoever to the Hotel.

4. Title to the Earth Station and related equipment and antennas shall remain with Spectradyne. Spectradyne assumes all risk of loss of or damage to the Earth Station and related equipment and antennas.

5.  In consideration of allowing the Hotel to serve as an Earth

Station Hub Site, Spectradyne shall pay the Hotel a fee equal to *** per month.

Except as herein expressly set forth in this Rider, the Hyatt Spectramax Agreement shall remain in full force and effect, subject to its terms and conditions.

IN WITNESS WHEREOF the parties hereto have executed this Rider to Hyatt Spectramax Agreement as of the day and year first above written.

HYATT CORPORATION, as agent of

______________________________
d/b/a ________________________
By: __________________________
Title: _______________________
Date: ________________________

SPECTRADYNE, Inc.,
a Texas corporation

By: __________________________
Title: _______________________
Date: ________________________